EXHIBIT 99.1

For Information
Mark A. Hellerstein
Robert T. Hanley
303-861-8140

ST. MARY REPORTS RESULTS FOR THE FULL YEAR AND 4TH QUARTER 2005

DENVER, February 23, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today reported earnings of $151.9 million or $2.33 per diluted share for the year ended December 31, 2005. The full year 2004 earnings were $92.5 million or $1.44 per diluted share. All per share numbers reflect the 2-for-1 stock split that occurred on March 31, 2005. Revenues for 2005 were $739.6 million compared to $433.1 million for 2004. St. Mary’s discretionary cash flow(1) increased 66% to $462.0 million in 2005 from $279.1 million in 2004. Net cash provided by operating activities increased to $409.4 million in 2005 from $237.2 million in 2004.

Oil and gas production for 2005 was 87.4 billion cubic feet of gas equivalent (BCFE) compared to 75.4 BCFE for 2004. The average realized price per MCFE increased $2.66 to $8.14 in 2005, a 49% increase from the average price realized in 2004.

Earnings for the fourth quarter of 2005 were $51.2 million or $0.78 per diluted share compared to $26.6 million or $0.42 per diluted share for the fourth quarter of 2004. Revenues for the fourth quarter of 2005 were $227.9 million compared to $126.4 million for the same period in 2004. Discretionary cash flow for the fourth quarter of 2005 increased 64% from the same period in 2004 to $137.0 million. Net cash provided by operating activities increased to $107.2 million in the fourth quarter of 2005 from $80.0 million in the fourth quarter of 2004. Average daily oil and gas production during the fourth quarter 2005 totaled 237.6 MMCFE, up 10% from 216.3 MMCFE in the comparable 2004 period. Average prices realized during the quarter were $10.74 per Mcf and $53.46 per barrel, which were 75% and 45% higher, respectively, than the realized prices in the fourth quarter of 2004.

Mark Hellerstein, Chairman, President and CEO, commented, “We realized record earnings per share for the year 2005 as a result of a 16% increase in production as well as higher commodity prices. We grew our reserves 21% in 2005 and replaced 256% of our production, with 199% through the drill bit. We begin 2006 with a strong balance sheet and the largest prospect inventory in the Company’s history, including our multi-year development programs in the Middle Bakken, the Hanging Woman Basin, the Centrahoma field, the Atoka/Granite Wash program at Northeast Mayfield and the Elm Grove field in northern Louisiana. We increased our 2006 drilling capital expenditure budget 50% to $500 million. We are looking forward to continued growth in 2006.”

Operations and Guidance Update

Since our operations update on January 26, 2006, we have had the following significant developments:

•

In the ArkLaTex region, the Colquitt #1 (SM 60% WI) well was recently completed in the Terryville field. The well had an initial production rate of 2,400 MCFED. The favorable results from this well will lead to additional drilling at the Terryville field.

•	In the Gulf Coast region, the SM 24-1 ST is currently producing 15,000 MCFED, up from the 8,000 MCFED previously reported. St. Mary has a 21% royalty interest in this well.

The Company’s updated forecast for the first quarter and the full year of 2006 is as follows:

1st Quarter Year
Oil and gas production	21.5 – 22.5 BCFE	96.0 – 98.0 BCFE
Lease operating expenses,
including transportation	$1.16 - $1.22/MCFE	$1.18 - $1.24/MCFE
Production taxes	$0.55 - $0.60/MCFE	$0.55 - $0.60/MCFE
General and administrative exp.	$0.50 - $0.55/MCFE	$0.45 - $0.50/MCFE
Depreciation, depletion & amort.	$1.67 - $1.73/MCFE	$1.92 - $1.98/MCFE

As previously announced, the teleconference call to discuss year-end results is scheduled for February 24, 2006 at 8:00 am (MST). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through March 10 at 800-642-1687, conference number 4072153. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 4072153. In addition, the call will be broadcast live at St. Mary’s web site at www.stmaryland.com and the earnings press release and financial highlights will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through March 10.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words “will,” “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “plan” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC and the 2005 Annual Report on Form 10-K expected to be filed with the SEC on or about February 24, 2006. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, the income tax benefit from the exercise of stock options, exploration expense, deferred and accrued stock based compensation expense, and non-cash changes in the Net Profits Plan liability less the cumulative effect of unrealized derivative loss or gain. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-06-03

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ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2005
(Unaudited)

PRODUCTION DATA	For the Three Months			For the Year
	Ended December 31,		Percent	Ended December 31,		Percent
	2005	2004	Change	2005	2004	Change
Average realized price, net of hedging:
Oil (per Bbl)	$ 53.46	$ 36.75	45%	$ 50.93	$ 32.53	57%
Gas (per Mcf)	$ 10.74	$ 6.14	75%	$ 7.90	$ 5.52	43%

Production:
Oil (MBbls)	1,531	1,253	22%	5,927	4,799	24%
Gas (MMcf)	12,676	12,383	2%	51,801	46,598	11%
MMCFE (6:1)	21,862	19,899	10%	87,363	75,393	16%

Daily production:
Oil (Bbls per day)	16,640	13,615	22%	16,238	13,113	24%
Gas (Mcf per day)	137,788	134,603	2%	141,922	127,316	11%
MCFE per day (6:1)	237,630	216,293	10%	239,352	205,992	16%

Margin analysis per MCFE:
Average realized price, net of hedging	$ 9.97	$ 6.13	63%	$ 8.14	$ 5.48	49%
Lease operating expense and transportation	1.21	0.90	34%	1.08	0.91	19%
Production taxes	0.74	0.42	76%	0.56	0.36	56%
General and administrative costs	0.44	0.28	57%	0.37	0.29	28%
Operating margin	$ 7.58	$ 4.53	67%	$ 6.13	$ 3.92	56%
Depletion, depreciation and amortization	$ 1.46	$ 1.48	-1%	$ 1.52	$ 1.22	25%

INCOME STATEMENT
(In thousands, except per share amounts)	For the Three Months			For the Year
	Ended December 31,			Ended December 31,
	2005	2004		2005	2004

Operating revenues:
Oil and gas production revenue	$ 231,609	$ 139,316		$ 733,544	$ 463,617
Oil and gas hedge loss	(13,572)	(17,243)		(22,539)	(50,299)
Marketed gas revenue	8,672	4,456		25,269	15,551
Gain (loss) on sale of proved properties	2	(711)		222	1,803
Other revenue	1,183	570		3,094	2,427
	227,894	126,388		739,590	433,099
Operating expenses:
Oil and gas production expense	42,455	26,239		142,873	95,518
Depletion, depreciation, amortization
and abandonment liability accretion	31,825	29,454		132,758	92,223
Exploration	17,457	8,489		44,931	28,560
Impairment of proved properties	-	-		-	494
Abandonment and impairment of unproved properties	1,274	(1,212)		5,780	1,420
General and administrative	9,517	5,545		32,756	22,004
Change in Net Profits Plan liability	35,010	10,386		106,263	24,398
Marketed gas operating expense	8,557	4,016		24,164	14,230
Derivative loss	305	306		1,615	260
Other expense	494	217		2,456	2,077
	146,894	83,440		493,596	281,184

Income from operations	81,000	42,948		245,994	151,915
Nonoperating income (expense):
Interest income	193	78		456	557
Interest expense	(1,651)	(1,720)		(8,213)	(6,244)
Income before income taxes	79,542	41,306		238,237	146,228
Income tax expense - current	32,242	7,013		80,754	22,532
Income tax expense (benefit) - deferred	(3,938)	7,664		5,547	31,217
Net income	$ 51,238	$ 26,629		$ 151,936	$ 92,479

Basic weighted-average shares outstanding	56,807	56,924		56,907	57,702

Diluted weighted-average shares outstanding	66,949	66,496		66,894	66,894

Basic net income per common share	$ 0.91	$ 0.46		$ 2.67	$ 1.60

Diluted net income per common share	$ 0.78	$ 0.41		$ 2.33	$ 1.44

BALANCE SHEET
(In thousands)	December 31,	December 31,
	2005	2004
Working capital	$ 4,937	$ 12,035
Long-term debt	$ 99,885	$ 136,791
Stockholders' equity	$ 569,320	$ 484,455

Shares outstanding, net of treasury	56,762	56,958

PROVED RESERVES
	December 31,	December 31,
	2005	2004
Oil (MBbls)	62,903	56,574
Gas (MMcf)	417,075	319,196
MMCFE (6:1)	794,493	658,638

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow
to Net Cash Provided by Operating Activities:
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Discretionary cash flow (1)	$ 137,011	$ 83,754	$ 462,032	$ 279,056

(Gain) loss on property sales	(2)	711	(222)	(1,803)
Exploration expense, excluding exploratory
dry hole expense	(11,867)	(6,857)	(36,827)	(24,398)
Minority interest and other	319	1,550	281	(1,948)
Changes in working capital	(18,228)	872	(15,885)	(13,745)
Net cash provided by operating activities	$ 107,233	$ 80,030	$ 409,379	$ 237,162

Net cash used in investing activities	$ (66,507)	$ (137,953)	$ (339,779)	$ (247,006)

Net cash provided by (used in) financing activities	$ (52,398)	$ 39,653	$ (61,093)	$ 1,435

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, the income tax benefit from the exercise of stock options, exploration expense, deferred and accrued stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the cumulative effect of unrealized derivative loss or gain. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St.
Mary’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and netcash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.